SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to SECT.240.14a-11(c) or SECT.240.14a-12

                       PETROLEUM HEAT AND POWER CO., INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-111:

- --------------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:______________________________________________________
2) Form, Schedule or Registration Statement No.:________________________________
3) Filing Party:________________________________________________________________
4) Date Filed:__________________________________________________________________

                                                                    May 10, 1995

Dear Shareholder,

    You are invited to attend the 1995 Annual Meeting to be held on June 26, 1995, to be held at KPMG Peat Marwick LLP, Lexington Level Conference Center, 345 Park Avenue, New York, New York.

    The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other matters properly brought before the meeting.

    Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                                          Cordially,

                                          Irik P. Sevin
                                          Chairman of the Board

                     EVERY SHAREHOLDER'S VOTE IS IMPORTANT
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                                YOUR PROXY FORM

                       PETROLEUM HEAT AND POWER CO., INC.
                         NOTICE OF 1995 ANNUAL MEETING
                                OF SHAREHOLDERS

                ------------------------------------------------

                         10:00 a.m., DST, June 26, 1995
                             KPMG Peat Marwick LLP
                       Lexington Level Conference Center
                                345 Park Avenue
                               New York, New York

                ------------------------------------------------

                                                                    May 10, 1995

To the Shareholders:

    Petroleum Heat and Power Co., Inc.'s 1995 Annual Meeting of Shareholders will be held at KPMG Peat Marwick LLP, Lexington Level Conference Center, 345 Park Avenue, New York, New York, on Monday, June 26, 1995, at 10:00 a.m., DST. Following a report on Petro's business operations, the Shareholders will act on the matters listed below:

        (a) Election of Directors for the ensuing year;

        (b) Approval of the appointment of Independent Auditors for 1995; and

        (c) Consideration of any other matter which may properly come before the meeting.

    Shareholders of record at the close of business on May 1, 1995 will be entitled to vote at the meeting and any adjournments.

                                          By Order of the Board of Directors
                                          Audrey L. Sevin
                                          Secretary

                                PROXY STATEMENT
                       PETROLEUM HEAT AND POWER CO., INC.

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Petroleum Heat and Power Co., Inc. for the 1995 Annual Meeting of Shareholders. This Proxy Statement and a proxy form are scheduled to be mailed to Shareholders beginning on May 10, 1995.

    You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A Shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election in writing of such revocation.

                             ELECTION OF DIRECTORS

    At the 1995 Annual Meeting, eight directors are to be elected to hold office until the 1996 Annual Meeting and until their successors have been elected and have qualified. The nominees, listed below with brief biographies, are all now Petro directors. The Board is not aware of any reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

    The Board of Directors of the Company recommends a vote for Irik P. Sevin, Audrey L. Sevin, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Wolfgang Traber, Max M. Warburg and Paul Biddelman to hold office until the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless Shareholders specify in their proxy contrary choices.

INFORMATION RELATING TO NOMINEES FOR DIRECTORSHIPS

    IRIK P. SEVIN, 47, has been a director of Petro, Inc. since January 1979, of the Company since its organization in October 1983, and Chairman of the Board of the Company since January 1993. Mr. Sevin has been President of Petro, Inc. since November 1979 and of the Company since 1983. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    AUDREY L. SEVIN, 69, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a graduate of New York University (B.S.).

    PHILLIP EAN COHEN, 47, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Since 1985, Mr. Cohen has been Chairman of Morgan Schiff & Co., Inc., an investment banking firm.

    THOMAS J. EDELMAN, 44, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Edelman is the President and a Director of Snyder Oil Corporation, a Fort Worth, Texas-based independent oil company. Prior to 1981, he was a Vice

President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as the Chairman of Lomak Petroleum, Inc., and as a director of Amerac Company, Enterra Corporation and Command Petroleum Limited.

    RICHARD O'CONNELL, 48, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. O'Connell is a private investor.

    WOLFGANG TRABER, 50, has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation, a private investment corporation in New York, New York. Mr. Traber is a director of Deltec Asset Management Corporation, Blue Ridge Real Estate Company, Hellespont Tankers Ltd. and M.M. Warburg & Co.

    MAX M. WARBURG, 46, has been a director of the Company since May 1984. Since January 1, 1982, Mr. Warburg has been a partner of M.M. Warburg & Co., a private bank, of which he was a Managing Director between 1988 and 1992. Since March 1988, he has been a member of the board of Holsten Brauerei AG, Hamburg. Since May 1, 1987, he has been a member of the board of Eurokai-Eckelmann Gruppe, Hamburg. Mr. Warburg is also a member of the Board of DWS Deutsche Gesellschaft fur Wertpapiersparen GmbH, Frankfurt; DEG Deutsche Finanzierungsgesellschaft fur Beteilingungen in Entwicklungslandern GmbH, Koln; the Hamburg Stock Exchange; and the Hamburg Banking Association.

    PAUL BIDDELMAN, 46, has been a director of the Company since October 1994. Mr. Biddelman has been Treasurer of Hanseatic Corporation since April 1991. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1991, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Celadon Group, Inc., Electronic Retailing Systems International, Inc., Insituform Technologies, Inc. and Premier Parks, Inc.

    Audrey Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

    The table below sets forth as of April 15, 1995 the number of shares beneficially owned by each director and each of the five most highly compensated executive officers of the Company, each beneficial owner of, or institutional investment manager exercising investment discretion with respect to, 5% or more of the outstanding shares of capital stock, and all directors and officers as a group, and the respective percentage ownership of the outstanding Class A Common Stock and Class C Common Stock held by each such holder and group:

                                          NUMBER OF SHARES(1)        PERCENT OF TOTAL
                                        -----------------------     ------------------    PERCENT OF TOTAL
NAME                                     CLASS A       CLASS C      CLASS A    CLASS C    VOTING POWER(2)
- -------------------------------------   ---------     ---------     -------    -------    ----------------
Richard O'Connell(3).................   1,320,846       302,461       5.78      11.64            8.90
Estate of Malvin P. Sevin(4).........     970,963       265,048       4.25      10.20            7.42
First Reserve Corporation(5).........   1,700,783        --           7.21       --              3.48
Audrey L. Sevin(4)(6)................     926,507       212,668       4.05       8.19            6.25
Irik P. Sevin(4)(7)..................   1,107,611       225,641       4.81       8.61            6.83
Wolfgang Traber(8)(9)(10)............     821,572(11)   307,755       3.59      11.85            7.99
Hubertus Langen(9)(12)(13)...........     750,221       307,755       3.28      11.85            7.84
Wellington Management Company(14)....   2,128,500        --           9.31       --              4.36
Barcel Corporation(15)...............     695,151       151,231       3.04       5.82            4.52
Phillip Ean Cohen(4).................     679,262       113,423       2.97       4.37            3.71
Thomas J. Edelman(4).................     593,049(16)   129,019       2.59       4.97            3.86
Max Warburg(17)......................     324,688        38,481(9)    1.42       1.48            1.45
Paul Biddelman(8)....................       2,386        --            (18)      --               (18)
Joseph P. Cavanaugh(4)...............         860        --            (18)      --               (18)
George Leibowitz(4)(19)..............      15,000        --            (18)      --               (18)
All officers and directors as a group
  (15 persons).......................   6,762,744     1,594,496      29.34      60.82           46.09

- ------------
 (1) For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after April 15, 1995. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after April 15, 1995 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

 (2) Total voting power means the total voting power of all shares of Class A Common Stock and Class C Common Stock. This column reflects the percentage of total voting power represented by all shares of Class A Common Stock and Class C Common Stock held by the named persons.

 (3) These shares are owned of record by Deltec Asset Management Corp., 535 Madison Avenue, New York, NY ("Deltec"), on behalf of M.M. Warburg Bank, Luxembourg, as nominee for Mr. O'Connell, whose address is 31 rue de Bellechasse, 75007, Paris, France, who is the beneficial owner thereof.

 (4) The address of such person is c/o the Company at P.O. Box 1457, Stamford, CT 06904.

 (5) The address of such person is 475 Steamboat Road, Greenwich, CT 06830. First Reserve Corporation acts as managing general partner for the following funds, which own an aggregate of 968,310 shares of Class A Common Stock and options to purchase an additional 732,473 shares of Class A Common Stock, as follows: (a) American Gas & Oil Investors, Limited
     Partnership: 423,224 shares and 229,323 options; (b) AmGO II, Limited
     Partnership: 289,775 shares and 181,369 options; (c) AmGO III, Limited
     Partnership: 88,185 shares and 158,293 options; and (d) First Reserve Secured Energy Assets Fund, Limited Partnership: 167,126 shares and 163,488 options.

 (6) Excludes shares owned by the Estate of Malvin P. Sevin (listed above), of which Audrey Sevin is executrix and primary beneficiary.

 (7) Includes options to purchase 196,000 shares of Class A Common Stock and 24,000 shares of Class C Common Stock.

 (8) The address of such person is 450 Park Avenue, New York, NY 10022.

 (9) These shares are owned of record by Deltec, which has the power to vote the shares under discretionary account arrangements, which power may be revoked at any time by the beneficial owner.

(10) Includes 100,000 shares of Class A Common Stock and 298,717 shares of Class C Common Stock owned of record by Deltec on behalf of Tortosa GmbH of which Mr. Traber is the beneficial owner.

(11) Includes 75,000 shares of Class A Common Stock beneficially owned by Mr. Traber's wife.

(12) The address of such person is Heinrich-Vogl-Strasse 17, 81479, Munich, Germany.

(13) Includes 100,000 shares of Class A Common Stock and 298,717 shares of Class C Common Stock owned of record by Deltec on behalf of Tortosa GmbH of which Mr. Langen is the beneficial owner.

(14) The address of such person is 75 State Street, Boston, Massachusetts 02109.

(15) The address of such person is c/o Trust Department, Lloyds Bank International, King & George Streets, Nassau, Bahamas.

(16) Includes 71,000 shares of Class A Common Stock owned by Mr. Edelman's wife and minor children.

(17) The address of such person is Ferdinandstrasse 75, 10095 Hamburg, Germany.

(18) Indicates less than 1%.

(19) Includes options to purchase 15,000 shares of Class A Common Stock.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the two fiscal years ended December 31, 1994, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

    Based upon the Shareholders' Agreement (defined below), all or some of the beneficial owners listed above may be deemed a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    Messrs. Paul Biddelman, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Irik P. Sevin, Wolfgang Traber, Max Warburg and Mrs. Audrey L. Sevin are directors of the Company, and Messrs. Irik P. Sevin, Joseph Cavanaugh, Tom Isola and George Leibowitz and Mrs. Audrey Sevin are officers of the Company.

SHAREHOLDERS' AGREEMENT

    Certain Shareholders of the Company have entered into a Shareholders' Agreement (the "Shareholders' Agreement") which provides that they will vote their shares to elect as directors of the Company five persons designated by a group consisting of Irik P. Sevin, the Estate of Malvin P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Margot Gordon (the "Sevin Group") and three persons designated by certain other Shareholders party to the agreement (the "Traber Group"). Each group may designate its directors by action of the holders of a majority of the Common Stock held by that group. The by-laws of the Company provide for the election of not less than six and not more than fifteen directors. The Board of Directors has fixed the number of directors at eight. Of the present directors, Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Paul Biddelman have been designated by the Sevin Group and Wolfgang Traber, Richard O'Connell and Max M. Warburg have been designated by the Traber Group. All such obligations to vote for directors shall lapse if the Estate of Malvin P. Sevin, Irik P. Sevin or Audrey L. Sevin no longer own, directly or indirectly, and/or have sole voting power over at least 51% of the shares of Class C Common Stock held by all members of the Sevin Group.

    The Shareholders' Agreement provides that the consideration per share which may be received by a holder of Class C Common Stock upon a sale of shares of Class C Common Stock may not exceed the average of the last reported sales prices per share of the Class A Common Stock for the 90 trading days preceding the date of such sale as reported on the Nasd National Market, and that any premium above such consideration will inure to the benefit of the Company. In addition, the Shareholders' Agreement provides that such provisions may not be modified without the consent of the holders of 80% of the issued and outstanding shares of Class A Common Stock. The Restated Articles of Incorporation of the Company provide that any transfer of a share of Class C Common Stock (i) to any person who is not a signatory to the Shareholders' Agreement or (ii) to any person after the date on which the Shareholders' Agreement is for any reason no longer in effect will automatically result in the conversion of such share into a share of Class A Common Stock.

    The Shareholders' Agreement (and the Company's Restated Articles of Incorporation) provides that certain actions may not be taken without the affirmative vote of a super-majority of 80% of the entire Board of Directors (irrespective of vacancies) including at least one director who has been designated by the Traber Group. These matters include (i) engaging in any business other than the fuel oil distribution business, (ii) the merger or consolidation of the Company with a non-subsidiary corporation, (iii) investment of Company funds other than in specified securities, (iv) the sale, lease, transfer or other disposition of a significant portion of the Company's assets in any fiscal year other than the sale of petroleum products in the ordinary course of business and those investments described in

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
clause (iii) above, (v) the liquidation, dissolution or winding up of the business of the Company, (vi) payment of any compensation to directors, (vii) the incurrence of more than a specified level of long-term debt, (viii) any issuance of more than a specified level of long-term debt, (ix) any issuance or repurchase of securities or any right or option to purchase Common Stock or any security convertible into capital stock, except in connection with the Company's dividend policy and (x) the making of, or any commitment for, any capital expenditures or purchase of assets at more than specified levels. Action by Shareholders on matters involving the sale of all or substantially all the Company's assets, the Company's merger or consolidation (except the merger of a subsidiary into the Company), the liquidation or dissolution of the Company, or any amendment to the articles of incorporation does not require a super-majority vote of the directors; however, the parties to the Shareholders' Agreement have agreed to vote all of their Class C Common Stock against any proposal for such items unless approved by a vote of at least 85% of the Class C Common Stock.

MEETINGS AND COMPENSATION OF DIRECTORS

    During fiscal 1994, the Board of Directors met twice. All Directors attended both meetings. The Company pays each of its directors other than Irik P. Sevin an annual fee of $24,000. Directors are elected annually and serve until the next annual meeting of Shareholders or until their successors are elected and qualified. The Shareholders' Agreement governs matters relating to the nomination of and voting for directors by the Shareholders who are party thereto. Though the Company does not pay any other direct or indirect compensation to directors in their capacity as such, it has entered into certain transactions with persons who are directors, including Wolfgang Traber and Richard O'Connell, the members of the Compensation Committee, and entities controlled by them and Thomas Edelman. See "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Shareholders and until their respective successors are elected.

    Audit Committee. The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The members of the Audit Committee are Phillip Ean Cohen, Richard O'Connell and Paul Biddelman. The Audit Committee also has responsibility for
(i) reviewing the scope and results of the audit with the independent auditors,
(ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. Members of the Audit Committee may not be employees of the Company. The Audit Committee held a meeting in October 1994, which Mr. O'Connell did not attend, and a meeting in April 1995, which Mr. Cohen did not attend.

    Compensation Committee. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's Chief Executive Officer as well as compensation levels for other executive officers of the Company. The members of the Compensation Committee are Wolfgang Traber and Richard O'Connell. The Compensation Committee met in April 1995 to review the operation of the Senior Executive Compensation Plan for the Chief Executive Officer approved by the Shareholders at the 1994 Annual Meeting as well as compensation levels for other executive officers

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
of the Company. Both members of the Compensation Committee were present at the meeting. See "Report of the Compensation Committee of the Board of Directors."

CERTAIN TRANSACTIONS

    Set forth below is information concerning (a) stock options granted by the Company to its chief executive officer and former co-chief executive officer and
(b) certain transactions between the Company and its directors.

  Stock Options

    In October 1986, Irik P. Sevin purchased 201,641 shares of Class A Common Stock (the "Put Shares") for $1,280,000, the fair market value thereof as established by the Pricing Committee pursuant to the Shareholders' Agreement. (After giving effect to an exchange of Class C Common Stock for Class A Common Stock in July 1992, the Put Shares now consist of 161,313 shares of Class A Common Stock and 40,328 shares of Class C Common Stock). Mr. Sevin paid for the Put Shares by issuing a one-year note (the "Sevin Note") to the Company in the amount of the purchase price. The Sevin Note has been amended annually to defer the payment of interest and to increase the amount of principal by the amount of interest deferred each year. As of December 31, 1994, the principal amount of the Sevin Note was $1,640,060. The Sevin Note was amended effective January 1, 1992 to change the interest rate thereon from 10% per annum to the LIBOR rate in effect for each month plus 0.75%. In addition, the Sevin Note has been amended annually so as to extend the maturity date by one year; the current maturity date is December 31, 1995. At any time prior to the maturity date of the Sevin Note, Mr. Sevin has the right to require the Company to repurchase all or part of the Put Shares (as adjusted for stock splits, dividends and the like) for $6.35 per share (the "Put Price"); provided, that Mr. Sevin may retain all shares of Class B Common Stock issued as dividends on the Put Shares without adjustment to the Put Price. In December 1986, 50,410 shares of Class B Common Stock were issued as a stock dividend with respect to the Put Shares. Such shares of Class B Common Stock were exchanged in October 1992 for 80,202 shares of Class A Common Stock pursuant to a public exchange offer. Upon the repurchase of any Put Shares by the Company, the Company has agreed to grant an eight-year option to Mr. Sevin to purchase a like number of shares at the Put Price. Mr. Sevin has agreed that he will not sell or otherwise transfer any of the Put Shares to a third party until the Sevin Note has been paid in full.

    In November 1986, the Company issued options (the "November 1986 Options") to purchase 30,000 shares and 20,000 shares of Class A Common Stock (subject to adjustment for stock splits, stock dividends and the like) to Irik P. Sevin and Malvin P. Sevin, respectively, upon the successful completion of a public offering of at least 10% of the common stock of the Company. Such a public offering was completed in December 1986. The November 1986 options are non-transferable and had an original expiration date of November 30, 1994. As a result of stock dividends declared by the Company in December 1986, the exchange of Class C Common Stock for Class A Common Stock in July 1992, and certain antidilution adjustments, the November 1986 Options held by Irik P. Sevin now apply to 89,794 shares of Class A Common Stock and 22,448 shares of Class C Common Stock, and the November 1986 Options held by the Estate of Malvin P. Sevin applied to 59,862 shares of Class A Common Stock and 14,966 shares of Class C Common Stock upon their exercise by the Estate in November 1994 (see below). The adjusted exercise price for the November 1986 Options is (or was, in the case of the November 1986 Options held by the Estate of Malvin P. Sevin) $4.10.

    On December 2, 1986, the Company issued options (the "December 1986 Options") to purchase 75,000 shares and 50,000 shares of Class A Common Stock (subject to adjustment for stock splits, stock dividends and the like) to Irik
P. Sevin and Malvin P. Sevin, respectively. The December 1986 Options are nontransferable and had an original expiration date of November 30, 1994. As a result of stock dividends declared by the Company in December 1986, the exchange of Class C for Class A Common

Stock in July 1992, and certain antidilution adjustments, the December 1986 Options held by Irik P. Sevin now apply to 224,483 shares of Class A Common Stock and 56,121 shares of Class C Common Stock and the December 1986 Options held by the Estate of Malvin P. Sevin applied to 149,655 shares of Class A Common Stock and 37,414 shares of Class C Common Stock upon their exercise by the Estate in November 1994 (see below). The adjusted exercise price for the December 1986 Options is (or was, in the case of the December 1986 Options held by the Estate of Malvin P. Sevin) $4.10.

    On December 28, 1987, the Company issued to Irik P. Sevin options to purchase 24,000 shares of Class A Common Stock and 6,000 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992). The option price for each such share is $7.50. These options are not transferrable and expire on January 1, 1996.

    On March 3, 1989, the Company issued options to purchase 72,000 shares of Class A Common Stock and 18,000 shares of Class C Common Stock to Irik P. Sevin and 48,000 shares of Class A Common Stock and 12,000 shares of Class C Common Stock to Malvin P. Sevin (in each case, after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992). The option price for each such share is $11.25. These options are non-transferrable. Malvin P. Sevin's options expired unexercised while Irik P. Sevin's options expire on March 3, 1999.

    Malvin P. Sevin passed away in December 1992.

    On April 1, 1994, the Company issued to Irik P. Sevin options to purchase 100,000 shares of Class A Common Stock as part of bonus compensation awarded with regard to 1993. The option price for each such share is $8.50. These options are not transferrable and expire on March 31, 2004.

    In November 1994, the Estate of Malvin P. Sevin exercised all of its November 1986 Options and December 1986 Options and purchased an aggregate of 209,517 shares of Class A Common Stock and 52,380 shares of Class C Common Stock for a total exercise price of $1,073,778, which it paid by surrendering 119,309 shares of Class A Common Stock to the Company for cancellation. At the same time the Company purchased 71,000 shares of Class A Common Stock from the Estate for the then current market price of $9.00 per share, or a total purchase price of $639,000.

    In November 1994, the November 1986 Options and the December 1986 Options held by Irik Sevin (applying to an aggregate of 314,277 shares of Class A Common Stock and 78,569 shares of Class C Common Stock) were extended for a period of three years to expire on November 30, 1997. Such options are exercisable as to one-third of such shares on and after November 30, 1995, as to an additional one-third on and after November 30, 1996 and as to all of such shares after November 30, 1997; provided that any such options which become exercisable after any such date will lapse if Mr. Sevin voluntarily terminates his employment by the Company prior to such date.

  Truck Leases

    In January 1992, the Company renewed lease agreements originally entered into for delivery trucks with individuals who included Phillip Ean Cohen, Irik
P. Sevin, Thomas J. Edelman, Wolfgang Traber, the Estate of Malvin P. Sevin and Audrey L. Sevin. These leases are currently on a month to month basis but the Company intends to extend the leases on terms comparable with leases from unrelated parties. Annual rents under these leases total approximately $125,000.

  Real Estate Transactions

    On November 6, 1985, the Company sold its Westbury, New York facility to a limited partnership consisting of Thomas J. Edelman, Phillip Ean Cohen, Wolfgang Traber, Richard O'Connell and two individuals who are shareholders of the Company, as limited partners, and two corporate general partners owned by Irik
P. Sevin, and Audrey L. Sevin and Malvin P. Sevin, respectively. The purchase price was $660,000. The partnership is leasing the facility to the Company pursuant to a ten-year net lease providing for an initial rental of $90,000, plus taxes and subject to escalation. The purchase price of $660,000 was the same as that which the Company originally paid for the property in June 1984 and was its independently appraised fair market value.

    On November 4, 1985, the Company purchased its Astoria, Queens facility from Phillips Petroleum Company ("Phillips") for $1,500,000 pursuant to a public bidding process initiated by Phillips. On December 31, 1985, the Company sold this facility for the same price to a limited partnership consisting of Thomas
J. Edelman, Phillip Ean Cohen, Richard O'Connell, Wolfgang Traber and various other shareholders of the Company, as limited partners, and two corporate general partners owned by Irik P. Sevin, and Malvin P. Sevin and Audrey L. Sevin, respectively. Simultaneously with such purchase, the limited partnership leased the Astoria facility back to the Company for a period of ten years on substantially the same terms and conditions as contained in the Company's previous lease with Phillips. The annual rent for 1986 was $184,615, the same as would have been in effect under the previous lease with Phillips. Beginning in 1987, the annual rental has been $315,000, the independently appraised fair market rent, as adjusted for changes in the consumer price index.

  Acquisition of Star Gas and Related Transactions

    In December 1993, the Company acquired a 29.5% equity interest (42.8% voting interest) in Star Gas Corporation for $16.0 million in cash (the "Star Gas Investment"). Of such $16.0 million, $14.0 million was invested directly in Star Gas through the purchase of Series A 8% pay-in-kind Cumulative Convertible Preferred Stock of Star Gas, which is convertible into common stock of Star Gas, and $2.0 million was invested through Star Gas Holdings, Inc. ("Holdings"), by the purchase of preferred stock of Holdings. Certain other investors (including Holdings) invested a total of $49.0 million of additional equity in Star Gas, of which $11.0 million was in the form of cash and $38.0 million resulted from the conversion of long-term debt and preferred stock into common stock.

    At the time of the Star Gas Investment, all of the common stock of Holdings was owned by Hanseatic Corporation. Wolfgang Traber and Paul Biddelman, each a director of the Company, are Chairman of the Board and Treasurer of Hanseatic Corporation, respectively. Mr. Traber was also one of the two directors of Holdings from December 1993 until February 10, 1995. Certain other stockholders of the Company (including members of the Traber Group, but excluding members of the Sevin Group) held certain debentures of Holdings.

    The purpose of the Company's equity investment in Holdings was to provide Holdings with sufficient equity capital (for income tax purposes) to permit the remaining $9.0 million of Holdings' funds to be raised through the sale of convertible debentures. This facilitated Holdings' raising of such funds by providing the purchasers of such debentures, who were primarily foreign persons, with favorable treatment for Federal Income Tax purposes with respect to the interest payable thereon (i.e., no withholding of interest on the debentures as compared to withholding on preferred stock dividends).

    In connection with the Star Gas Investment, Star Gas granted the Company an option to purchase 500,000 shares of common stock of Star Gas (representing 10% of Star Gas' equity) for an aggregate purchase price of approximately $5.0 million. In addition, each of the other investors in Star Gas (including each such investor whose investment was held through Holdings) granted the Company an option to purchase such investor's interest in Star Gas (or, in the case of Holdings, to purchase such investor's interest in Holdings). The purchase price upon exercise of such options was calculated based upon specified multiples of Star Gas' EBITDA, subject to certain minimum prices, and were payable in cash or Class A Common Stock of the Company or, in the case of the Holdings investors, in cash, subordinated debt of the Company or, if the Company was not then permitted to issue such debt, preferred stock of the Company.

    In December 1994, the Company exercised such options and completed its acquisition of Star Gas by acquiring the outstanding voting securities (not including the equity owned by Holdings) by paying an aggregate additional consideration of approximately $25.9 million, consisting of $3.8 million in cash and 2.5 million shares of the Company's Class A Common Stock.

    In February 1995, the Company completed public offerings pursuant to which it issued $125 million in aggregate principal amount of its 12 1/4% Subordinated Debentures due 2005 and 2,875,000 shares of Class A Common Stock. The Company subsequently applied $98.6 million of the net proceeds of such offerings to purchase $65.4 million of long-term debt of Star Gas, all outstanding shares of preferred stock of Star Gas not previously owned by the Company (including the equity owned by Holdings) and 1,521,316 shares of the Company's Class A Common Stock which were issued to a third party in connection with the Star Gas Investment.

    The Company had managed the Star Gas business under a Management Services Agreement which provided for an annual cash fee of $500,000 and an annual bonus equal to 5% of the increase in Star Gas' EBITDA over the year ended September 30, 1993, payable in common stock of Star Gas pursuant to a formula set forth therein. Star Gas also reimbursed the Company for its expenses and the cost of certain Company personnel.

    Warwick Energy Advisors, Inc. ("Warwick"), a company controlled by Thomas Edelman, a director of the Company, provided consulting and advisory services to the Company in connection with the Star Gas Investment for which the Company paid Warwick a consulting fee of $450,000.

    In February 1995, the Company entered into an agreement with Thomas Edelman, a director of the Company, whereby Mr. Edelman provides consulting and advisory services to the Company in connection with a potential acquisition by the Company (not related to the Star Gas Investment). Pursuant to the agreement, commencing in January 1995, the Company is to pay Mr. Edelman a monthly consulting fee of $10,000 and a transaction fee equal to 1/3 of 1% of the gross value (as defined therein) of any such transaction.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of the Company, which officers serve at the discretion of the Board of Directors:

    IRIK P. SEVIN, 47, has been a director of Petro, Inc. since January 1979, of the Company since its organization in October 1983, and Chairman of the Board of the Company since January 1993. Mr. Sevin has been President of Petro, Inc. since November 1979 and of the Company since 1983. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

    THOMAS M. ISOLA, 51, has been Chief Operating Officer of the Company since he joined the Company in August 1994 to fill that newly-created position. Prior to joining the Company and beginning in 1988, Mr. Isola served as President and Chief Executive Officer of three manufacturing converting companies owned by Butler Capital Corporation in New York. From 1972 to 1988, he was with Avery International, Inc. (now Avery-Dennison) in a variety of marketing and operations roles before becoming Vice President-General Manager of two Avery companies. Mr. Isola received B.A. and M.B.A. degrees from Stanford University in 1965 and 1968, respectively. He served as a 1st Lieutenant in the U.S. Army from 1969 to 1971.

    C. JUSTIN MCCARTHY, 50, has been Senior Vice President-Operations of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Prior to his joining the Company, Mr. McCarthy was General Manager of the New York City operations for Whaleco Fuel Oil Company from 1976 to 1979 and was General Manager of the Long Island Division of Meenan Oil Co.,

Inc. from 1973 to 1976. Mr. McCarthy is a graduate of Boston College (B.B.A.) and the New York University Graduate School of Business Administration (M.B.A.).

    JOSEPH P. CAVANAUGH, 57, was Controller of Petro, Inc. from 1973 and of the Company since its organization until 1994. He was elected a Vice President of the Company in October 1983 and has been a Senior Vice President since January 1993. Mr. Cavanaugh is a graduate of Iona College (B.B.A.) and Pace University (M.S. in Taxation).

    AUDREY L. SEVIN, 69, has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a graduate of New York University (B.S.).

    GEORGE LEIBOWITZ, 58, has been Senior Vice President of the Company since November 1, 1992. From 1985 to 1992, prior to joining the Company, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President-Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a Certified Public Accountant and a graduate of Columbia University (B.A. 1957) and the Wharton Graduate Division, University of Pennsylvania (M.B.A. 1958).

    ALEX SZABO, 41, has been Senior Vice President--Marketing and Sales since June 1994. From 1989 to 1994, prior to joining the Company, Mr. Szabo was Executive Vice President at Whittle Communications and President of Screenvision Cinema Network. From 1987 to 1989, Mr. Szabo was Executive Vice President--General Manager of Benckiser Consumer Products, Inc. Prior to 1987, Mr. Szabo held executive management positions at Ecolab, Colgate Palmolive and I.B.M. Mr. Szabo is a graduate of Brown University (B.A. 1975) and Columbia University (M.B.A. 1980).

    RICHARD F. AMBURY, 38, was Assistant Controller of the Company from June 1983 to 1994 and was elected Vice President in December 1992. From 1979 to 1983, Mr. Ambury was employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Ambury graduated from Marist College with a degree in Business Administration in 1979 and has been a Certified Public Accountant since 1981.

    JAMES J. BOTTIGLIERI, 39, was Assistant Controller of the Company from 1985 to 1994 and was elected Vice President in December 1992. Mr. Bottiglieri was made Controller of the Company in 1994. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Bottiglieri graduated from Pace University with a degree in Business Administration in 1978 and has been a Certified Public Accountant since 1980.

    MATTHEW J. RYAN, 38, who has been employed by the Company since 1987, has been Manager of Supply and Distribution of the Company since 1990 and was elected Vice President--Supply in December 1992. From 1974 to 1987, Mr. Ryan was employed by Whaleco Fuel Corp., a subsidiary of the Company which was acquired in 1987. Mr. Ryan graduated from St. Francis College with a degree in Accounting in 1983 (B.S.).

    Audrey L. Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for services during fiscal 1992, 1993 and 1994 to each of the Company's five most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                          ANNUAL COMPENSATION                        AWARDS
                                  ------------------------------------     ---------------------------
        NAME AND                                          OTHER ANNUAL                     ALL OTHER
   PRINCIPAL POSITION      YEAR    SALARY     BONUS       COMPENSATION     OPTIONS        COMPENSATION
- -------------------------  ----   --------   --------     ------------     -------        ------------

Irik P. Sevin............  1994   $350,000   $800,000(1)    $152,000(1)    100,000(2)(3)
  Chairman, President      1993    350,000    800,000
  Chief Executive Officer  1992    350,000    800,000

Justin McCarthy..........  1994    200,000    112,000                                        13,391(4)
  Senior Vice President    1993    200,000    112,000                                        13,035(4)
  Operations               1992    175,000     75,000                                        12,649(4)

Joseph P. Cavanaugh......  1994    226,000      --                                           13,391(4)
  Senior Vice President    1993    211,000      5,000                                        13,035(4)
  Compliance and           1992    201,000     10,000                                        12,649(4)
  Administration

George Leibowitz.........  1994    225,000      --                          25,000(3)
  Senior Vice President    1993    200,000      --                          25,000(3)
  Finance and Corporate    1992     29,107    170,000
  Development

Thomas Isola.............  1994    103,750     59,250       $ 17,451(5)     50,000(3)
  Chief Operating Officer

- ------------

(1) Mr. Sevin was entitled to a $952,000 bonus for 1994 pursuant to the Senior Executive Compensation Plan. Mr. Sevin elected to receive $800,000 in cash and, in lieu of the additional $152,000 cash compensation due him, to have the Company pay a premium of $93,000 for an insurance policy to be owned by a trust for the benefit of certain beneficiaries designated by Mr. Sevin, and to reimburse him for approximately $59,000 in related tax liability.

(2) The options were issued in April 1994 as part of bonus compensation awarded for 1993.

(3) The options are exercisable to purchase shares of Class A Common Stock of the Company.

(4) Other compensation consists of amounts paid in lieu of contributions under the Company's 401(k) plan in which such persons do not participate.

(5) Amounts represent reimbursement by the Company of $17,451 in moving expenses incurred by Mr. Isola in connection with his relocation to Stamford, Connecticut at the Company's request.

    The following table presents the value of unexercised options held by the named executives at December 31, 1994:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                              NUMBER OF UNEXERCISED                  VALUE OF
                                          OPTIONS AT DECEMBER 31, 1994       IN THE MONEY OPTIONS AT
    NAME                                 EXERCISABLE(E)/UNEXERCISABLE(U)       DECEMBER 31, 1994(1)
- --------------------------------------   -------------------------------    --------------------------
Irik P. Sevin
  Class A.............................             196,000(E)/314,277(U)     $117,000(E)/$1,618,527(U)
  Class C.............................              24,000(E)/ 78,569(U)                   $227,850(U)

George Leibowitz
  Class A.............................              15,000(E)/ 35,000(U)

Thomas Isola
  Class A.............................                         50,000(U)                    $87,500(U)

- ------------

(1) Values are calculated by deducting the exercise price from the fair market value of the stock as of December 31, 1994.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth certain information concerning options granted during 1994 to the named executives:

                                                                                                      POTENTIAL
                                                                                                  REALIZABLE VALUE
                                      INDIVIDUAL GRANTS                                           AT ASSUMED ANNUAL
- ---------------------------------------------------------------------------------------------           RATES
                                               % OF TOTAL                                          OF STOCK PRICE
                                                OPTIONS                  MARKET                     APPRECIATION
                                               GRANTED TO   EXERCISE    PRICE ON                   FOR OPTION TERM
                                   OPTIONS     EMPLOYEES      PRICE     THE DATE   EXPIRATION   ---------------------
   NAME                          GRANTED (#)    IN 1994     ($ SHARE)   OF GRANT      DATE         5%         10%
- -------------------------------  -----------   ----------   ---------   --------   ----------   --------   ----------
Irik P. Sevin..................    100,000(1)     66.67%      $8.50      $ 8.50     3/31/2004   $535,000   $1,354,000
Thomas Isola...................     50,000(2)     33.33%      $7.50      $ 7.50     8/22/1999   $103,500   $  228,500

- ------------

(1) The options were issued in April 1994 as part of bonus compensation awarded for 1993.

(2) 20% of the options become exercisable on each of the first five anniversary dates of the grant (August 23, 1994).

Pension Plans

    The Company maintains various retirement plans for substantially all non-union employees. The executive officers of the Company are eligible to participate in a qualified benefit pension plan (the "Pension Plan") which the Company maintains for its non-union employees.

    The Pension Plan covers non-union employees who complete one year of service. The Pension Plan generally provides to each participant who retires at age 65 an annual benefit equal to 1.25% of the participant's average annual compensation (defined as the average of such participant's highest five consecutive years earnings out of the prior 10 years before retirement) multiplied by the number of such participant's benefit years of service. A participant who has attained age 55 and has completed five years of service may retire early and receive an actuarial reduced benefit.

    For the purposes of the Pension Plan, the following are the benefit years of service through December 31, 1994 and the covered compensation for the calendar year ended December 31, 1994 for each individual named in the preceding compensation table:

                                                          BENEFIT      COVERED
    NAME                                                   YEARS     COMPENSATION
- -------------------------------------------------------   -------    ------------
Irik P. Sevin..........................................      16        $150,000
C. Justin McCarthy.....................................      16         150,000
Joseph P. Cavanaugh....................................      25         150,000
George Leibowitz.......................................       2         150,000
Thomas Isola...........................................       0         103,750

    The following table shows estimated annual benefits which are not offset by Social Security or any other reductions, payable in the form of a straight life annuity under the Pension Plan to participants in the specified covered compensation and benefit years of service classifications who retire having reached their normal retirement dates.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                       -------------------------------------------------------------------------
 REMUNERATION             10           15           20           25           30           35
- --------------------   --------     --------     --------     --------     --------     --------
$ 100,000...........   $ 12,500     $ 18,750     $ 25,000     $ 31,250     $ 37,500     $ 43,750
 200,000*...........     25,000       37,500       50,000       62,500       75,000       87,500
 300,000*...........     37,500       56,250       75,000       93,750      112,500      131,250**
 400,000*...........     50,000       75,000      100,000      125,000**    150,000**    175,000**
 500,000*...........     62,500       93,750      125,000**    156,250**    187,500**    218,750**
 600,000*...........     75,000      112,500      150,000**    187,500**    225,000**    262,500**
 700,000*...........     87,500      131,250**    175,000**    218,750**    262,500**    306,250**
 800,000*...........    100,000      150,000**    200,000**    250,000**    300,000**    350,000**
 900,000*...........    112,500      168,750**    225,000**    281,250**    337,500**    393,750**
 1,000,000*.........    125,000**    187,500**    250,000**    312,500**    375,000**    437,500**
 1,100,000*.........    137,500**    206,250**    275,000**    343,750**    412,500**    481,250**
 1,200,000*.........    150,000**    225,000**    300,000**    375,000**    450,000**    525,000**
 1,300,000*.........    162,500**    243,750**    325,000**    406,250**    487,500**    568,750**
 1,400,000*.........    175,000**    262,500**    350,000**    437,500**    525,000**    612,500**
 1,500,000*.........    180,000**    270,000**    360,000**    450,000**    540,000**    630,000**

- ------------

 * Exceeds Maximum Covered Compensation considered under the Plan of $150,000.

** Exceeds Maximum Benefit Payable under the Plan of $118,800.

    The Company has adopted a non-qualified supplemental retirement plan which benefits 18 employees and retirees, including Irik P. Sevin, C. Justin McCarthy, Joseph P. Cavanaugh, George Leibowitz and Tom Isola. Under the Pension Plan, the projected normal retirement pension benefits of Messrs. Sevin, McCarthy, Cavanaugh and Leibowitz are $5,287, $4,766, $5,104 and $1,432 per month, respectively. Under the supplemental retirement plan, Mr. Sevin's normal retirement benefit would be increased by $4,008 per month, Mr. Cavanaugh's normal retirement benefit would be increased by $3,279 per month, Mr. McCarthy's normal retirement benefit would be increased by $3,641 per month and Mr. Leibowitz's normal retirement benefit would be increased by $968 per month.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee's executive compensation philosophy is to assure competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. This philosophy is intended to apply to all Company management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry, with senior management's compensation packages being weighted more heavily toward programs contingent upon the Company's level of performance. The current executive compensation structure consists of base salary and annual incentive bonuses. The Company assesses compensation levels in comparison with those of competitors in the retail fuel oil industry. Since no competitor is subject to the reporting requirements of the Securities Exchange Act of 1934 or otherwise publishes information concerning executive compensation, the Company largely derives its information from companies acquired in its acquisition program. In evaluating this information, the Committee took into account the fact that such companies are generally substantially smaller than the Company with mature businesses that evidence little or no growth. In contrast, the Company's volume, EBITDA and NIDA (defined below) have increased at compounded annual growth rates of 15.7%, 21.6% and 17.1%, respectively, from 1980 through 1994.

    With respect to the Chief Executive Officer (who also serves as Chief Financial Officer), the Compensation Committee also considers the compensation structure applicable to the investment banking industry due to Mr. Sevin's substantial expertise in and contribution to the Company in the fields of acquisitions and corporate finance. Under Mr. Sevin's leadership, the Company has successfully maintained an active acquisition program which is the primary reason its volume, EBITDA and NIDA have increased at the compounded annual growth rates stated above. To finance this expansion, Mr. Sevin, in his capacity as Chief Financial Officer, has been instrumental in the Company's successful completion of five public and three private debt offerings and one private and three public equity offerings.

    The Compensation Committee is responsible for establishing the base salary of the Chief Executive Officer and for reviewing the levels of compensation established by the Chief Executive Officer for the other executive officers of the Company. Consistent with its philosophy, the Compensation Committee has established the base salary of the Chief Executive Officer at $350,000, which level has been maintained for several years. The Compensation Committee is also responsible for reviewing the operation of the Senior Executive Compensation Plan, which was approved by the shareholders of the Company at the 1994 Annual Meeting. As adopted, the Plan provides that commencing with fiscal 1994, the Company's Chief Executive Officer is entitled to receive an annual cash incentive bonus equal to his bonus for fiscal 1993, subject to increase or decrease, as the case may be, in direct proportion to any increase or decrease in Adjusted NIDA per share (as defined) in the bonus year as compared to 1993.

    In reviewing the operation of the Senior Executive Compensation Plan, the Committee considers the Company's financial performance on both a short-term and long-term basis, and other factors which reflect the performance of the Chief Executive Officer, including steps taken to position the Company for future growth, the accomplishment of specific tasks, and the introduction and implementation of programs and policies which are believed to promote long term stability and growth. In particular, with regard to bonus compensation awarded under the Plan for 1994, the Committee considered the increase of NIDA in 1994 from 1993, Mr. Sevin's contributions in 1994 in positioning the Company for future expansion and his continued importance in ensuring the continuation of the Company's historically favorable growth rates. In this regard, the Committee considered that the Company's growth in the past decade has been directly tied to the success of its acquisition program and its future growth will depend on its ability to identify and successfully consummate acquisitions. The Compensation Committee believes that Mr. Sevin has been the key person in the conceptualization and implementation of this acquisition program, having successfully completed 154 acquisitions from 1979 through 1994, including nine acquisitions in 1994. The Committee believes that Mr. Sevin will continue to play a key role in the Company's acquisition program and that it is in the Company's best interest to compensate Mr. Sevin at a level which recognizes his continued importance. In addition, the Committee considered that during 1994 Mr. Sevin broadened the Company's strategic focus by completing the Star Gas Investment, which the Compensation Committee believes has afforded the Company an opportunity to grow significantly in a related industry which is larger than the fuel oil industry. The Committee also took into account Mr. Sevin's success in structuring, negotiating and completing a public debt financing completed in February 1994 and the financings involved in the Star Gas acquisition.

    Pursuant to the Senior Executive Compensation Plan, Mr. Sevin was entitled to receive a $952,000 bonus for fiscal 1994. Mr. Sevin agreed, however, to accept a cash bonus of $800,000 (the same as 1993), an insurance premium of $93,000 paid by the Company on behalf of a trust for the benefit of certain beneficiaries designated by Mr. Sevin and approximately $59,000 in reimbursement for related tax liability.

    In April 1995, at the recommendation of the Compensation Committee, the Board of Directors amended the Senior Executive Compensation Plan to provide that, to the extent that Mr. Sevin is entitled to receive a bonus in excess of $800,000 ("Excess Amount") based on an increase in Adjusted NIDA per share, the Excess Amount will be currently paid to Mr. Sevin in cash only to the extent of the percentage increase, if any, in the Company's Average Stock Price (as defined) for the bonus year over the Average Stock Price for the preceding year multiplied by $800,000. Any part of the Excess Amount which Mr. Sevin is not entitled to receive in cash will be paid to him, as non-cash compensation in the form of, at his election, pension benefits, insurance premiums, stock options, restricted stock, or cash compensation deferred until the termination of his employment.

    The Chief Executive Officer establishes the compensation for the other executive officers of the Company. The Compensation Committee reviews such compensation annually. In establishing compensation for other executive officers, the Chief Executive officer takes into account their individual importance to the Company, the relative importance to the Company of their area of responsibility (including where applicable the contribution of areas managed by them to EBITDA and NIDA), and their individual performance.

    Commencing with 1995, the Company has implemented an Executive Incentive Compensation Program ("EICP"), pursuant to which bonuses of participating officers and employees are calculated. Thomas Isola, the Company's Chief Operating Officer, in consultation with the Chief Executive Officer, administers the operation of the EICP. The object of the EICP is to determine the bonus compensation of participating officers and employees based on a combination of the Company's performance and individual performance in as objective a manner as possible pursuant to a formula stated in the EICP. The formula for determining bonus compensation is adjusted for all participants to take into account whether the Company's actual EBITDA performance is better or worse than budgeted, and takes into account 12 to 15 individually-weighted targets set for each participant at the beginning of each plan year.

    The Omnibus Budget Reconciliation Act of 1993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated officers. While the Committee cannot predict with certainty how the Company's compensation might be affected, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation philosophy as described in this report.

    For purposes of the foregoing discussion, "NIDA" is defined as consolidated net income (loss) plus depreciation and amortization, non-cash charges relating to the grant of stock options to executives of the Company, non-cash charges associated with key employees' deferred compensation plans, and other non-cash charges of a similar nature, if any, less accrued preferred stock dividends, excluding net income (loss) derived from investments accounted for by the equity method, except to the extent of any cash dividends received by the Company.

                                          Wolfgang Traber
                                          Richard O'Connell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Wolfgang Traber and Richard O'Connell, both of whom are directors of the Company, served as the members of the Compensation Committee during 1994.

    In January 1992, the Company renewed lease agreements originally entered into for delivery trucks with individuals who included Phillip Ean Cohen, Irik
P. Sevin, Thomas J. Edelman, Wolfgang Traber, the Estate of Malvin P. Sevin and Audrey L. Sevin. These leases are currently on a month-to-month basis but the Company intends to extend the leases on terms comparable with leases from unrelated parties. Annual rent under these leases aggregates approximately $125,000.

    Messrs. Traber and O'Connell have participated in certain real estate transactions with the Company and other related parties. See "Certain Transactions."

    Mr. Traber was one of the two directors of Holdings from December 1993 through February 10, 1995 and is the Chairman of the Board of Hanseatic Corporation, which owned all of the outstanding common stock of Holdings. In connection with the Star Gas Investment, the Company purchased Holdings' outstanding securities. See "Certain Transactions."

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    In July 1994, the Company entered into an employment agreement with Mr. Isola which provides for Mr. Isola to serve as the Company's Chief Operating Officer. The agreement continues for an indefinite period of time, but is terminable by either Mr. Isola or the Company. The agreement provides for a base salary of $285,000 during Mr. Isola's first 12 calendar months of employment, participation in the Company's incentive plan for the first year at the rate of 75% of base salary subject to discretionary increase, and a total guaranteed compensation for the first year of $450,000. Mr. Isola participates in all medical, dental, disability and life insurance programs afforded to all of the Company's senior executives and in the Company's pension and investment plans. The Company has agreed to pay Mr. Isola's relocation expenses, including a one-time payment of $15,000 to cover incidental expenses. Upon commencement of his employment in August 1994, Mr. Isola was granted options to purchase 50,000 shares of Class A Common Stock at market value. If Mr. Isola's employment is terminated for any reason other than cause within the first three years of employment, he will receive a severance payment of $285,000.

    In June 1994, the Company entered into an employment agreement with Mr. Szabo which provides for Mr. Szabo to serve as a Senior Vice President of the Company. The agreement provides for a base annual salary of $200,000 plus an annual bonus, payable at the end of each calendar year, of $20,000 for each 1% net improvement in the Company's annual customer attrition rate, subject to a minimum guaranteed annual bonus of $20,000, and total guaranteed compensation for the first year of $220,000. Mr. Szabo participates in all health and benefit programs generally available to the Company's employees and receives a car allowance. The Company paid Mr. Szabo's relocation expenses. The agreement continues for an indefinite period of time, but is terminable by either Mr. Szabo or the Company. If the agreement is terminated within 18 months of its commencement, Mr. Szabo will be paid his base compensation for the six months after termination unless he was dismissed for cause.

    In November 1992, the Company entered into an employment agreement with Mr. Leibowitz. The agreement continues for an indefinite period of time, but is terminable by either Mr. Leibowitz or the Company upon 30 days' written notice. The agreement provided for a signing bonus of $170,000, which is subject to partial repayment if Mr. Leibowitz voluntarily terminates his employment with the Company without the written consent of the Company or if his employment is terminated by the Company with cause. During the term of his employment, Mr. Leibowitz will receive a base salary of $200,000, subject to such increases and bonuses as may be determined by the Board of Directors. If Mr. Leibowitz' employment is terminated by the Company other than for cause, or if Irik Sevin and Audrey

Sevin no longer own directly or indirectly, or have sole voting power over, at least 51% of the shares of the Class C Common Stock of the Company (a "Change in Control") and his employment is terminated voluntarily within six months after a Change in Control, then Mr. Leibowitz will continue to receive his then current salary for 36 months after termination.

    Simultaneously with the execution of such employment agreement, the Company issued to Mr. Leibowitz an option to purchase 25,000 shares of the Company's Class A Common Stock at $11 per share. On June 30, 1993, the Company issued an identical option to purchase 25,000 shares of Class A Common Stock at $11 per share. 20% percent of the options become exercisable on each of the first five anniversary dates of the date of each grant.

    In March 1993, the Company entered into an agreement with Justin McCarthy which provides that if his employment is terminated prior to July 12, 1999 for any reason he will receive severance pay equal to his prior year's salary and bonus; provided, that if his employment is terminated (a) without cause by the Company, (b) for any reason during the period of six months following a Change in Control, he will receive severance pay equal to the aggregate of his salary and bonuses or (c) if after July 12, 1999 for any reason, he will receive severance pay equal to the aggregate of his salaries and bonuses for the immediately preceding three fiscal years.

                           [INSERT PERFORMANCE GRAPH]



              Comparison of three year cumulative total shareholder return among
           Petroleum Heat and Power Co., Inc., S&P 500 Index, and S&P Utilities Index


                                             7/29/92           1992        1993        1994

Petroleum Heat and Power Co., Inc.           $100              $ 98        $ 86        $ 95

S&P 500 Index                                $100              $104        $115        $116

S&P Utilities                                $100              $102        $117        $108

                      APPOINTMENT OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick LLP were the auditors for the Company for the year ended December 31, 1994. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to Shareholder approval, the Board of Directors has appointed KPMG Peat Marwick LLP as the Company's Independent Auditors for the year 1995.

    Representatives of KPMG Peat Marwick LLP are expected to attend the 1995 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to Shareholder questions.

    The following proposal will be presented to the meeting:

    "Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick LLP, 345 Park Avenue, New York, NY 10154, as Independent Auditors for the year 1995 is hereby approved."

    The Board of Directors recommends a vote FOR this proposal.

                                 OTHER MATTERS

VOTE REQUIRED FOR APPROVAL

    All shares represented by duly executed proxies will be voted FOR the election of the nominees named above as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors.

    With respect to the proposal to approve the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors, all such shares will be voted for or against, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR such proposals.

    An affirmative vote of a majority of the shares present and entitled to vote at the meeting is required for approval of all matters presented to Shareholders for their consideration. Any shares not voted by abstention have the effect of a negative vote. Broker non-votes do not have any impact on the vote.

VOTING SECURITIES

    Shareholders of record at the close of business on May 1, 1995 (the "Record Date"), will be eligible to vote at the meeting. The voting securities of the Company consist of its Class A Common Stock, $.10 par value, and Class C Common Stock, $.10 par value, of which 22,855,097 and 2,597,519 shares were outstanding on the Record Date, respectively. Each share of Class A Common Stock outstanding on the Record Date will be entitled to one vote and each share of Class C Common Stock outstanding on the record date will be entitled to 10 votes.

    Individual votes of Shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual Shareholder voting records is limited to the Independent Inspectors of Election and certain employees of the Company who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    From time to time the Shareholders of the Company may wish to submit proposals which they believe should be voted upon by the Shareholders. The Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than December 27, 1995 in order to be considered for inclusion in the Company's 1996 proxy materials.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

    The Board is not aware of any matters to come before the meeting other than the election of directors and the proposal to approve the appointment of KPMG Peat Marwick LLP as the Company's Independent Auditors for the year 1995. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          Audrey L. Sevin
                                          Secretary

Stamford, CT
May 10, 1995

    THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 WHICH INCLUDES FINANCIAL STATEMENTS HAS BEEN MAILED TO SHAREHOLDERS. THE ANNUAL REPORT DOES NOT FORM PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

          PETROLEUM HEAT AND POWER CO., INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Irik P. Sevin and Audrey L. Sevin, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Class A Common Stock and Class C Common Stock of Petroleum Heat and Power Co., Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders to be held on June 26, 1995 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

          NOMINEES:Irik P. Sevin, Audrey L. Sevin, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell,
          Wolfgang Traber, Paul Biddelman and Max M. Warburg.

          P
          R
          O
          X
          Y

          (Continued, and to be marked, dated and signed, on the other side)

          SEE REVERSE
          SIDE


          Please mark your                                                  0279
          votes as in this
          example.


                                      For all nominees        WITHHOLD AUTHORITY
                                      (see other side)        to vote for all
                                    (except as marked to          nominees
                                     the contrary below)       (see other side)

          1. Election of Directors.          / /                     / /
             (See Reverse Side)


          INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:


          CLASS A COMMON    CLASS C COMMON

                                                      FOR     AGAINST    ABSTAIN
          2. Approval of appointment of KPMG Peat
             Marwick LLP as the Independent Auditors  / /       / /        / /
             of the Corporation.

          3. In their discretion, the Proxies are     / /       / /        / /
             authorized to vote upon such other
             business as may properly come before
             the meeting.


          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

          (PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

          Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

          (Signature) ________________________________DATED__________1995

          (Signature if held jointly)_________________DATED__________1995